NORTHERN LIGHTS FUND TRUST II

OPERATING EXPENSES LIMITATION AND SECURITY AGREEMENT

THIS OPERATING EXPENSES LIMITATION AGREEMENT (the "Agreement") is made as of April 11, 2024, by and between NORTHERN LIGHTS FUND TRUST II, a Delaware statutory trust (the "Trust"), on behalf of the PeakShares Sector Rotation ETF (the "Fund) a series of the Trust, the Advisor of such Fund, PeakShares, LLC (the "Advisor"), and Calton and Associates, Inc. ("Calton"), an affiliate of the Advisor.

RECITALS:

WHEREAS, the Advisor renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Advisor dated as of 11th day of April, 2024 (the "Investment Advisory Agreement"); and

WHEREAS, the Fund is responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Investment Advisory Agreement that have not been assumed by the Advisor; and

WHEREAS, the Advisor desires to limit the Fund's Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Fund) desires to allow the Advisor to implement those limits; and

WHEREAS, Calton desires to support the Advisor's obligation to implement those limits; and

WHEREAS, as a condition of entering into its contractual relationship with the Advisor, the Trust has required that Advisor grant to the Trust a continuing security interest in and to a designated account established with BBH, Transfer Agent to the Fund, or its successor and assigns (the "Securities Intermediary");

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.    Limit on Operating Expenses. The Advisor hereby agrees to limit the Fund's current Operating Expenses to an annual rate, expressed as a percentage of the Fund's average annual net assets, to the amounts listed in Appendix A (the "Annual Limit"). In the event that the current Operating Expenses of the Fund, as accrued each month, exceed its Annual Limit, the Advisor and Calton, jointly and severally, shall pay to the Fund, on a monthly basis, the excess expense within the first ten days of the month following the month in which such Operating Expenses were incurred (each payment, a "Fund Reimbursement Payment").

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2.   Definition. For purposes of this Agreement, the term "Operating Expenses" with respect to the Fund is defined to include all expenses necessary or appropriate for the operation of the Fund and including the Advisor's investment advisory or management fee detailed in the Investment Advisory Agreement, any Rule 12b-l fees and other expenses described in the Investment Advisory Agreement, but does not include any front-end or contingent deferred loads, brokerage fees and commissions, acquired fund fees and expenses, borrowing costs (such as interest and dividend expense on securities sold short), taxes and extraordinary expenses such as litigation.

3.      Reimbursement of Fees and Expenses. The Advisor retains the right to receive reimbursement of any fees waived or excess expense payments paid by it pursuant to this Agreement in future years subject to the limitation that (1) the reimbursement for fees and expenses will be made only if payable within three years from the date the fees and expenses were initially waived or reimbursed and (2) the reimbursement may not be made if it would cause the expense limitation in effect at the time of the waiver or currently in effect, whichever is lower, to be exceeded.

4.   Security Interest. The Advisor, for value received, hereby pledges, assigns, sets over and grants to the Trust a continuing security interest in and to an account to be established by the Advisor with the Securities Intermediary and designated as a collateral account (the "Collateral Account"), including any replacement account established_with any successor, together with all dividends, interest, stock-splits, distributions, profits and all cash and non-cash proceeds thereof and any and all other rights as may now or hereafter derive or accrue therefrom (collectively, the "Collateral") to secure the payment of any required Fund Reimbursement Payment or Liquidation Expenses (as defined in Paragraph 5 of this Agreement). For so long as this Agreement is in effect, any redemptions of Collateral shall require the approval of the Board of Trustees of the Trust (the "Board").

5.    Collateral Event. In the event that either (a) the Advisor does not make the Fund Reimbursement Payment due in connection with a particular calendar month by the tenth day of the following calendar month or (b) the Board enacts a resolution calling for the liquidation of the Fund (either (a) or (b), a "Collateral Event"), then, in either event, the Board shall have absolute discretion to redeem any shares or other Collateral held in the Collateral Account and utilize the proceeds from such redemptions or such other Collateral to make any required Fund Reimbursement Payment, or to cover any costs or expenses which the Board, in its sole and absolute discretion, estimates will be required in connection with the liquidation of the Fund (the "Liquidation Expenses"). Pursuant to the terms of Paragraph 6 of this Agreement, upon authorization from the Board, no further instructions shall be required from the Advisor for the Securities Intermediary to transfer any Collateral from the Collateral Account to the Fund. The Advisor acknowledges that in the event the Collateral available in the Collateral Account is insufficient to cover the full cost of any Fund Reimbursement Payment or Liquidation Expenses, the Fund shall retain the right to receive from the Advisor any costs in excess of the value of the Collateral.

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6.   Control Agreement; Appointment of Attorney-in-Fact. The Advisor agrees to execute and deliver to the Board, in form and substance satisfactory to the Board, a Control Agreement by, between and among the Trust, the Advisor and the Securities Intermediary pursuant to and consistent with Section 8-106(c) of the New York Uniform Commercial Code. Without limiting the foregoing, the Advisor hereby irrevocably constitutes and appoints the Trust, through any officer thereof, with full power of substitution, as Advisor's true and lawful Attorney-in-Fact, with full irrevocable power and authority in place and stead of the Advisor and in the name of the Advisor or in the Trust's own name, from time to time, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate actions and to execute and deliver any and all documents and instruments which the Board deems necessary to accomplish the purpose of this Agreement, which power of attorney is coupled with an interest and shall be irrevocable. Without limiting the generality of the foregoing, the Trust shall have the right and power following any Collateral Event to receive, endorse and collect all checks and other orders for the payment of money made payable to the Advisor representing any interest payment, dividend, or other distribution payable in respect of/to the Collateral, or any part thereof, and to give full discharge for the same. Upon such Collateral Event, the Board, in its discretion, may direct the Advisor or Advisor's agent to transfer the Collateral in certificated or uncertificated form into the name and account of the Trust or its designee.

7.    Covenant·. So long as this Agreement shall remain in effect, the Advisor represents and covenants as follows:

(a)	No later than April 29, 2024, the Advisor shall invest at least $50,000 in the Collateral Account, unless Fund assets have reached $30 million by that time (in which case no Collateral Account is required until Fund assets fall below $30 million for more than 30 days). Once the Collateral Account is established: (i) the Advisor will maintain at least $50,000 in said account, such that additional amounts will be deposited by the Advisor where outflows or negative performance reduce the Collateral Account below $50,000 for a period of more than thirty days; (ii) when the Fund reaches $30 million or more in net assets, the Advisor may withdraw all assets from said account, less the minimum amount required to maintain the account open; and (iii) the Advisor hereby agrees to deposit and maintain $50,000 in the Collateral Account within 30 days of Fund assets falling below $30 million, where assets have not risen above $30 million at the end of that 30-day period.

(b)	To the fullest extent permitted by law, the Advisor agrees not to challenge any action taken by the Board or the Trust in executing the terms of this Agreement; provided that the action does not constitute willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties of the Board under this Agreement, the Advisory Agreement, or to Fund shareholders.

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(c)	The Trust will not issue entitlement orders, redeem or otherwise take any action with respect to the Collateral or Collateral Account unless a Collateral Event (defined above under Section 5 of this Agreement) has occurred or is continuing.

8.   Term. This Agreement shall become effective on the date first above written and shall remain in effect until at least June 30, 2025, unless sooner terminated as provided in Paragraph 9 of this Agreement, and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Trustees of the Trust.

9.   Termination. This Agreement may be terminated at any time, and without payment of any penalty, by the Board, on behalf of the Fund, upon sixty (60) days' written notice to the Advisor. This Agreement may not be terminated by the Advisor or Calton without the consent of the Board. This Agreement will automatically terminate, with respect to the Fund listed in Appendix A if the Investment Advisory Agreement for the Fund is terminated and the Fund continues to operate under the management of a new investment adviser, with such termination effective upon the effective date of the Investment Advisory Agreement's termination for the Fund.

10.  Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

11.   Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

12.   Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict oflaws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940 and any rules and regulations promulgated thereunder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

NORTHERN LIGHTS FUND TRUST II By: /s/Kevin Wolf Name: Kevin Wolf Title: President	PEAKSHARES, LLC By: /s/Ramu Singh Name: Ramu Singh Title President

CALTON & ASSOCIATES, INC.

By: /s/Ramu Singh

Name: Ramu Singh

Title President, Advisory Services

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Amended Appendix A

to the

OPERATING EXPENSES LIMITATION

AND SECURITY AGREEMENT

Fund                                                                                  Operating Expense Limit

PeakShares Sector Rotation ETF                                                   1.00%

PeakShares RMR Prime Equity ETF                                             1.00%

The parties agreed to the terms of this Appendix A as of October 21, 2025.

NORTHERN LIGHTS FUND TRUST

/s/Kevin Wolf

Name Kevin Wolf

Title: President

PEAKSHARES, LLC

Title: President

CALTON & ASSOCIATES, INC.

Title: President, Advisory Services